EXHIBIT 12.1

                                                                  March 10, 1999


Board of Directors
SMITH HAYES Trust, Inc.

Board of Trustees
Ranson Managed Portfolios

     RE: Plan of Reorganization for Combining the SMITH HAYES Trust, Inc., Lancaster Nebraska Tax-Free Fund (the "Transferor Fund") into the Ranson Managed Portfolios Nebraska Municipal Fund (the" Surviving Fund")

Dear Sirs:

     We have been asked to give our opinion relating to the above-described transaction (the "Reorganization"), as to certain Federal income tax consequences of consummating the transactions contemplated in the Agreement and Plan of Reorganization (the "Plan").

Background

     SMITH HAYES Trust, Inc., d/b/a Lancaster Funds ("Lancaster") is a Minnesota
          corporation consisting of multiple investment portfolios, including the Transferor Fund identified above. Ranson Managed Portfolios ("Ranson") is a Massachusetts business trust consisting of multiple investment portfolios, including the Surviving Fund identified above. The Transferor Fund and the Surviving Fund are sometimes referred to herein collectively as "Funds." Lancaster and Ranson each is registered under the Investment Company Act of 1940, as amended, as an open-end investment company of the management type.

     It is proposed that all the assets and liabilities of the Transferor Fund be transferred to the Surviving Fund. As consideration for such transfer, the Surviving Fund is issuing to the Transferor Fund a number of full and fractional shares of common stock in the Surviving Fund equal to the net asset value of the shares outstanding of the Transferor Fund at the Effective Time of the Reorganization.

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     Immediately after the  transfer,  the  Surviving  Fund shares issued to the
          Transferor  Fund  are to be  distributed  to the  shareholders  of the
          Transferor  Fund  in  liquidation  of the  Transferor  Fund,  and  the
          Transferor  Fund  is  to  cease   operations.   Each  Transferor  Fund
          shareholder is receiving shares of the Surviving Fund in proportion to the shareholding in the Transferor Fund immediately before the Reorganization. The outstanding shares of the Transferor Fund are to be canceled, and the Transferor Fund is to be terminated.

Assumptions

        For purposes of this opinion, we have made several assumptions:

     First, that each of the Funds qualified as a "regulated investment company" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code") and also met the diversification requirements of Codess.368(a)(2)(E)(ii), for its most recently ended fiscal year and will continue to so qualify for its current fiscal year;


     Second, that the Surviving Fund is acquiring at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Transferor Fund immediately prior to the transaction, treating any assets used to make other than regular and normal distributions or redemptions as unacquired assets;

     Third, that the shareholders of the Transferor Fund have no plan or intention to dispose of a number of shares of the Surviving Fund received by them as a result of the transaction which would result in their owning in the aggregate shares of the Surviving Fund having a fair market value that is less than 50% of the fair market value of the Transferor Fund's shares outstanding immediately before the transaction (including any of the Transferor Fund's shares redeemed in anticipation of the transaction);

     Fourth, that the Surviving Fund has no plan or intention to reacquire any of its shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

     Fifth, that the Surviving Fund has no plan or intention to sell or otherwise to dispose of any of the assets of the Transferor Fund acquired in the transaction, except for dispositions made in the ordinary course of business;

     Sixth, that the liabilities of the Transferor Fund assumed by the Surviving
          Fund and the liabilities to which the transferred assets of the Transferor Fund are subject were incurred by the Transferor Fund in the ordinary course of business;

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     Seventh, that the transaction  serves a business purpose or purposes of the
          Funds and that following the transaction the Surviving Fund will continue the historic business of the Transferor Fund or use a significant portion of the Transferor Fund's historic business assets in a business;

     Eighth, that there is no intercorporate indebtedness existing between the Surviving Fund and the Transferor Fund that was issued, acquired or will be settled at a discount;

     Ninth, that the Surviving Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Transferor Fund;

     Tenth, that the Transferor Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

     Eleventh, that the Plan substantially in the form included as an exhibit to the registration statement of the Surviving Fund, on Form N-14 under the Securities Act of 1933 (the "Registration Statement") has been or will be duly authorized by the Surviving Fund.

     The opinions set forth below are subject to the approval of the Plan by the shareholders of the Transferor Fund, to the proper submission and filing of appropriate documents with the appropriate government agencies and to the satisfaction of the terms and conditions set forth in the Plan. Conclusions

    Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for Federal income tax purposes that:

          (i) the transfer of all of the assets and liabilities of the Transferor Fund to the Surviving Fund in exchange for shares of the Surviving Fund and distribution to shareholders of the Transferor Fund of the shares of the Surviving Fund so received, as described in the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C);

          (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Transferor Fund as a result of such transaction;

          (iii)in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Surviving Fund as a result of such transaction;

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          (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Transferor Fund on the distribution to them by the Transferor Fund of shares of the Surviving Fund in exchange for their shares of the Transferor Fund;

          (v) in accordance with section 358(a)(1) of the Code, the basis of the Surviving Fund's shares received by a shareholder of the Transferor Fund will be the same as the basis of the shareholder's Transferor Fund shares immediately before the transaction;

          (vi) in accordance with section 362(b) of the Code, the basis to the Surviving Fund of the assets of the Transferor Fund received pursuant to the transaction will be the same as the basis of those assets in the hands of the Transferor Fund immediately before the transactions;

          (vii)in accordance with section 1223(1) of the Code, a shareholder's holding period for Surviving Fund shares will be determined by including the period for which the shareholder held Transferor Fund shares exchanged therefor, provided that the shareholder held such Transferor Fund shares as a capital asset; and

          (viii) in accordance with section 1223(2) of the Code, the Surviving Fund's holding period with respect to any asset acquired from the Transferor Fund will include the period for which such asset was held by the Transferor Fund.

     We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. We express no opinion on any state or local tax issues.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Proposal - Agreement and Plan of Reorganization - Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                                       Very truly yours,
                                   /s/
                                                        CLINE, WILLIAMS, WRIGHT,
                                                          JOHNSON & OLDFATHER

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